Exhibit 99.1

Ekso Bionics Reports Fourth Quarter and Year End 2017 Results

RICHMOND, Calif., March 13, 2018 -- Ekso Bionics Holdings, Inc. (NASDAQ:EKSO), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three and twelve months ended December 31, 2017.

Recent Highlights and Accomplishments

•

Shipped 21 EksoGT™ systems in the fourth quarter of 2017 including six rental units. In addition, converted four previously rented units to a sale. This brings total placements to 277, of which 17 are rentals.

•	A 49% increase year-over-year in Ekso GT systems shipped, with 61 Ekso GT systems in 2017.
•	A 44% increase year-over-year in industrial units shipped, with 195 mounts and vests shipped in 2017.
•	Following cost reduction initiative announced in May of 2017, significantly reduced cash loss from operations from $9.7 million in the second quarter of 2017 to $5.7 million in the fourth quarter of 2017.
•	Announced partnership with HASOMED, a developer of neurological rehabilitation products, to advance distribution for EksoGT exoskeleton’s Functional Electrical Stimulation (FES) in Europe.
•	Expanded WISE (Walking Improvement for SCI with Exoskeletons) study into two additional centers for a total of ten centers throughout the United States.
•	Study published in the International Spinal Cord Society’s (ISCOS) peer-reviewed journal, Spinal Cord, demonstrating the EksoGT™ is safe and feasible for use for persons with spinal cord injuries.

“Changing the paradigm of how the medical and industrial communities protect and restore human mobility takes time, but our solid fourth quarter 2017 financial results demonstrate that our commercialization efforts over the past six quarters are starting to bear fruit,” said Jack Peurach, President and Chief Executive Officer of Ekso Bionics. “We believe the company is strongly positioned to leverage the momentum we created in 2017 to achieve additional success going forward. Visibility into our sales pipeline is up, gross margins are improving and market awareness of our products is increasing in North America and Europe, and we have a solid foundation on which to expand the footprint of our products in the months ahead.”

Fourth Quarter 2017 Financial Results

Revenue was $2.5 million for the fourth quarter ended December 31, 2017, which includes approximately $2.1 million in medical device revenue, and $0.3 million in industrial sales. Revenue was $2.6 million for the quarter ended December 31, 2016, which included approximately $1.8 million in medical revenue, $0.6 million in industrial sales, and $0.2 million in engineering services.

Gross profit for the quarter ended December 31, 2017 was $0.8 million, the same level as for the quarter ended December 31, 2016

Sales and marketing expenses for the quarter ended December 31, 2017 were $3.6 million, compared to $2.8 million for the quarter ended December 31, 2016, an increase of $0.8 million. This increase was due to an increase in marketing related to the commercialization of the Company’s medical devices for rehabilitation and its exoskeleton offerings for industrial applications, an increase in clinical research activity, and increased average employee headcount notwithstanding the reduction in workforce in May 2017.

Research and development expenses for the quarter ended December 31, 2017 were $2.0 million, compared to $2.3 million for the quarter ended December 31, 2016, a decrease of $0.3 million. This decrease was primarily due to decreased employment costs because of the reduction in workforce.

General and administrative expenses for the quarter ended December 31, 2017 were $3.3 million, compared to $2.6 million for the quarter ended December 31, 2016, an increase of $0.7 million. This increase was primarily due to an increase in business development related activities for China.

Net loss applicable to common stockholders for the three months ended December 31, 2017 was $9.0 million, or $0.15 per basic and diluted share, compared to $5.6 million, or $0.29 per basic share and $0.34 diluted share for the three months ended December 31, 2016.

Full Year 2016 Financial Results

Revenue for the full year ended December 31, 2017 was $7.4 million, compared to $14.2 million for the same period in the prior year. The decrease in revenue for the 2017 period was primarily due to the revenue recognition during the twelve months ended December 31, 2016 of $6.5 million of previously deferred revenue resulting from a change of an accounting estimate.

Gross profit for the year ended December 31, 2017 was approximately $2.0 million, compared to $2.9 million during the same period of 2016. The decrease was primarily due to $1.2 million of gross profit from our change in accounting estimate related to revenue recognition during the year ended December 31, 2016.

Sales and marketing expenses were $13.1 million for the full year ended December 31, 2017, compared to $11.0 million for the same period in the prior year, an increase of $2.1 million. The increase was primarily due to an increase in marketing related to the commercialization of the Company’s medical devices for rehabilitation and its exoskeleton offerings for industrial applications, an increase in clinical research activity, and an increase in sales and marketing personnel.

Research and development expenses were $9.5 million for the full year ended December 31, 2017, compared to $8.9 million in the same period in 2016, an increase of $0.6 million. This increase was primarily due to labor redirected to product innovation activities from billable engineering service projects which was recorded in cost of revenue, and increases in outside services and material purchases.

General and administrative expenses were $10.7 million for the full year ended December 31, 2017, compared to $10.9 million in the same period in 2016, a decrease of $0.2 million. The decrease was primarily due to a decrease in average headcount, the absence of a $0.8 million non-cash stock compensation charge in the full year ended December 31, 2016 related to the modification of stock options that had been granted to the then Chief Executive Officer, and a $0.3 million severance charge in 2016 period related to the departure of the then Chief Executive Officer. These decreases were offset by increased costs of $1.2 million associated with business development activities in China.

Net loss applicable to common stockholders for the full year ended December 31, 2017 was $29.1 million, or $0.82 per basic and diluted share, compared to $33.8 million, or $1.87 per basic share and $2.05 per diluted share for the full year ended December 31, 2016.

Cash on hand at December 31, 2017 was $27.8 million, compared to $16.8 million at December 31, 2016. For the year ended December 31, 2017, the Company used $31.2 million of cash in operations, compared to $25.0 million for the year ended December 31, 2016. The increase in cash on hand is a result of the fully financed rights offering completed in the third quarter of 2017.

Conference Call

Investors interested in listening to the conference call may do so by dialing (877) 407-3036 for domestic callers or (201) 378-4919 for international callers, using Conference ID: 13677231. A live webcast of the event will be available in the “Investors” section of the company’s website at www.eksobionics.com, or by clicking here.

A replay of the call will be available for two weeks by dialing (877) 660-6853 for domestic callers or (201) 612-7415 for international callers, using Conference ID: 13581989. The webcast will also be available on the company’s website for one month following the completion of the call.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The company is headquartered in the Bay Area and is listed on the Nasdaq Capital Market under the symbol EKSO. For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) estimates or projection of financial results, financial condition, operating results, capital expenditures, capital structure, continued momentum in commercialization efforts, expansion of product footprint or other financial or operational items, (iii) the Company’s future financial performance, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, changes resulting from the Company’s finalization of its financial statements for and as of the period and year ended December 31, 2017, information or new changes in facts or circumstances that may occur prior to the filing of the Company’s Annual Report on Form 10-K that are required to be included therein, the Company’s inability to obtain adequate financing to fund the Company’s operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company’s products, the Company’s failure to achieve broad market acceptance of the Company’s products, the failure of the Company’s sales and marketing organization or partners to market the Company’s products effectively, adverse results in future clinical studies of the Company’s medical device products, the failure to obtain or maintain patent protection for the Company’s technology, failure to obtain or maintain regulatory approval to market the Company’s medical devices, lack of product diversification, existing or increased competition, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

Media Contact:

Chantal Beaudry

212-867-1762

cbeaudry@lazarpartners.com

Investor Contact:
Matthew Ventimiglia
212-599-1265
investors@eksobionics.com

Ekso Bionics Holdings, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three months ended December 31,		Years ended December 31,
	2017	2016	2017	2016
Revenue:
Device and related	$2,453	$2,431	$7,315	$13,434
Engineering services	-	156	38	787
Total revenue	2,453	2,587	7,353	14,221

Cost of revenue:
Device and related	1,676	1,637	5,270	10,715
Engineering services	-	107	14	559
Total cost of revenue	1,676	1,744	5,284	11,274

Gross profit	777	843	2,069	2,947

Operating expenses:
Sales and marketing	3,593	2,846	13,156	10,997
Research and development	1,992	2,293	9,483	8,879
General and administrative	3,285	2,582	10,715	10,853
Restructuring	(6)	-	659	-
Change in fair value, contingent consideration	(141)	(196)	(332)	(196)
Total operating expenses	8,723	7,525	33,681	30,533

Loss from operations	(7,946)	(6,682)	(31,612)	(27,586)

Other income (expense), net:
Gain (loss) on warrant liability	(942)	1,256	3,909	4,286
Interest and other, net	(89)	(150)	(1,419)	(170)
Total other income (expense), net	(1,031)	1,106	2,490	4,116

Net loss	(8,977)	(5,576)	(29,122)	(23,470)

Less: Preferred deemed dividend	-	-	-	10,345
Net loss applicable to common shareholders	$(8,977)	$(5,576)	$(29,122)	$(33,815)

Basic net loss per share applicable
to common shareholders	$(0.15)	$(0.29)	$(0.82)	$(1.87)
Weighted average number of shares of common
stock outstanding, basic	59,921	19,488	35,609	18,126
Diluted net loss per share applicable
to common shareholders	$(0.15)	$(0.34)	$(0.82)	$(2.05)
Weighted average number of shares of common
stock outstanding, diluted	59,921	19,811	35,609	18,622

Ekso Bionics Holdings, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash	$27,813	$16,846
Accounts receivable, net	2,760	1,780
Inventories, net	3,025	1,556
Prepaid expenses and other current assets	1,339	502
Total current assets	34,937	20,684
Property and equipment, net	2,249	2,435
Intangible assets, net	491	1,026
Goodwill	189	189
Other assets	122	91
Total assets	$37,988	$24,425
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	2,420	2,374
Accrued liabilities	3,503	3,130
Deferred revenues, current	1,103	825
Note payable, current	2,139	0
Total current liabilities	9,165	6,329
Deferred revenue	816	805
Note payable, net	4,830	6,789
Warrant liability	1,648	3,546
Contingent consideration liability	42	217
Contingent success fee liability	39	116
Other non-current liabilities	57	92
Total liabilities	16,597	17,894
Stockholders’ equity:
Common stock	60	22
Additional paid-in capital	165,825	121,291
Accumulated other comprehensive (loss) income	(340)	79
Accumulated deficit	(144,154)	(114,861)
Total stockholders’ equity	21,391	6,531
Total liabilities and stockholders’ equity	$37,988	$24,425